Exhibit 11.5

The Bank Advisory Group, L.L.C.

Bank M&A Specialists • Bank Stock Appraisers

Consent of The Bank Advisory Group, L.L.C.

We hereby consent to the inclusion of our opinion letter, dated May 23, 2017, to the Board of Directors of Patriot Federal Bank as Annex C to the joint proxy statement/offering circular of Patriot Federal Bank and Kinderhook Bank Corporation, and to references of our firm and such opinion in such proxy statement/offering circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the proxy statement/offering circular for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ The Bank Advisory Group, L.L.C.

The Bank Advisory Group, L.L.C.

Austin, Texas
July 12, 2017

15100 Gebron Drive • Austin, Texas 78734 – 6304 • Telephone (512) 263-8800 • Facsimile (512) 669-7700

www.bankadvisory.com